Exhibit 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-10392, 2-73464, 2-56648, 33-33983, 2-90217, 33-29672, 33-41771, 33-63489, 333-20951, 333-24229, 333-45391, 333-45395, 333-67537, 333-93057, 333-90807, 333-77279, 333-75163, 333-82387, 333-84247, 333-88251, 333-96255, 333-33188, 333-34154, 333-36526, 333-38134, 333-39336, 333-39422, 333-42408, 333-46220, 333-49694, 333-49696, 333-57366, 333-58238, 333-58288, 333-59518, 333-59522, 333-59530, and 333-63330; and Form S-3 Nos. 33-20117, 33-54220, 33-58964, and 33-56107) of Intel Corporation of our report dated January 13, 2003, with respect to the consolidated financial statements and schedule of Intel Corporation included in this Annual Report (Form 10-K) for the year ended December 28, 2002.

/s/ Ernst & Young LLP

San Jose, California

March 6, 2003